Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Townsquare Media, Inc. of our report dated March 16, 2015 relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Townsquare Media, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ McGladrey LLP New York, NY
June 30, 2015